Exhibit 4.1

Execution Version

GASTAR EXPLORATION USA, INC.,

GASTAR EXPLORATION LTD.

AND

THE GUARANTORS NAMED HEREIN,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee and Collateral Agent

SUPPLEMENTAL INDENTURE

Dated as of February 16, 2009

to

Indenture

Dated as of November 29, 2007

12 3/4% Senior Secured Notes due 2012

SUPPLEMENTAL INDENTURE, dated as of February 16, 2009 (this “Supplemental Indenture”), between GASTAR EXPLORATION USA, Inc., a Michigan corporation, (the “Company”), GASTAR EXPLORATION LTD., an Alberta company (the “Parent”), the other Guarantors named herein, and WELLS FARGO BANK, NATIONAL ASSOCIATION and any and all successors thereto, as trustee (the “Trustee”) and as collateral agent (“Collateral Agent”). All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

WHEREAS, the Company intends to enter into a Waiver and Second Amendment to Credit Agreement dated February 16, 2009 with the Parent, the other Guarantors named herein, Amegy Bank National Association, as administrative agent, and the lenders party thereto;

WHEREAS, the Company intends to enter into a Credit Agreement dated as of February 16, 2009 (as amended from time to time, the “Wayzata Credit Agreement”) among the Company, the Parent, certain Subsidiaries of the Parent, Wayzata Investment Partners LLC, as administrative agent and the lenders party thereto, providing for the funding of loans in the aggregate principal amount of $25.0 million thereunder;

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of November 29, 2007 (the “Indenture”), pursuant to which the Company issued its 12 3/4% Senior Secured Notes due 2012 (the “Notes”);

WHEREAS, the Board of Directors of the Company, the Parent and each of the Guarantors have authorized and approved the amendments to the Indenture set forth herein and delivered to the Trustee resolutions of the Board of Directors of the Company, the Parent and each of the Guarantors to that effect (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Trustee and the Collateral Agent may amend or supplement the Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Amendments in accordance with Section 9.02 of the Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

OPERATION OF AMENDMENTS

Section 1.1 Operation of Amendments. Notwithstanding an earlier execution date, the Amendments described in Article II of this Supplemental Indenture shall not become operative until such time as the following condition has been satisfied and the Company has delivered an Officers’ Certificate to the Trustee notifying the Trustee that such condition has been satisfied:

(a) the execution by all parties thereto of the Wayzata Credit Agreement and the concurrent funding of all loans contemplated therein.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Definitions.

(a) The following definitions in Section 1.01 of the Indenture are hereby amended and restated to read in their entirety as follows:

“Cash Equivalents” means:

(1) United States dollars or other foreign currencies used in the ordinary course of the Parent’s or a Restricted Subsidiary’s business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“First Priority Agent” means Amegy Bank National Association, as collateral agent under First Lien Intercreditor Agreement, and any successor designated as such under the First Lien Intercreditor Agreement.

“First Priority Claims” means (1) all Indebtedness under the Credit Facilities permitted pursuant to clause (1) of the definition of the term “Permitted Debt,” and all other Obligations (other than principal) relating to such Indebtedness and owing under the documents relating to such Indebtedness and (2) all Hedging Obligations permitted under all Credit Facilities including “Swap Obligations” as defined in the Intercreditor Agreement.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of February 16, 2009 among the First Priority Agent (as the successor to the Administrative Agent), the Administrative Agent, the Collateral Agent, the Company and the Guarantors, as the same may be amended, supplemented or modified from time to time.

“Major Asset Sale” means any Asset Sale, other than an Exempt Asset Sale, of Oil and Gas Properties or of Equity Interests in Subsidiaries that own Oil and Gas Properties.

(b) The following definitions are inserted in alphabetical order in Section 1.01 of the Indenture:

“Exempt Asset Sales” means one or more Asset Sales of Oil and Gas Properties located in Leon or Robertson County, Texas that are owned by the Parent or any of its Restricted Subsidiaries which are made on or after January 1, 2009, to the extent that the aggregate Fair Market Value of all such Oil and Gas Properties sold on or after such date is $2.0 million or less. To the extent that the aggregate Fair Market Value of all such Oil and Gas Properties sold on or after such date is more than $2.0 million, such Asset Sales shall be considered to be Major Asset Sales of Oil and Gas Properties located in Leon or Robertson County, Texas.

“First Lien Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of February 16, 2009 among Amegy Bank National Association, as collateral agent, Amegy Bank National Association, as administrative agent, Wayzata Investment Partners LLC, as administrative agent, BP Corporation North America Inc. and the other swap counterparties from time to time party thereto, the Company, the Parent and certain Subsidiaries of the Parent.

“Special Excess Proceeds” means, as of any date:

(1) all Net Proceeds from any Major Asset Sale by the Parent or its Restricted Subsidiaries of Oil and Gas Properties located in Leon or Robertson Counties, Texas that are owned by the Parent or any of its Restricted Subsidiaries and

(2) if the aggregate Net Proceeds from all other Major Asset Sales and from all Exempt Asset Sales by the Parent and its Restricted Subsidiaries during the two-year period immediately preceding such date, excluding any Major Asset Sales or Exempt Asset Sales preceding February 1, 2009, exceed $60.0 million, the portion thereof that exceeds $60.0 million.

(c) The following definitions are deleted in their entirety from Section 1.01 of the Indenture: “ACNTA” and “Material Change”.

Section 2.2 Dividend and Other Payment Restrictions Affecting Subsidiaries. The second clause (1) in Section 4.08 is amended and restated in its entirety as follows:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on or before February 16, 2009 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on or before February 16, 2009;

Section 2.3 Incurrence of Indebtedness and Issuance of Preferred Stock. Clause (1) of the definition of “Permitted Debt” in Section 4.09 of the Indenture is hereby amended and restated in its entirety as follows:

(1) the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause not to exceed $55.0 million.

Section 2.4 Asset Sales. Section 4.10(b) of the Indenture is hereby amended and restated in its entirety as follows:

(b) The following provisions will apply to Major Asset Sales:

(1) During the 360 days after the Parent or any of its Restricted Subsidiaries receives any Net Proceeds from a Major Asset Sale that are not Special Excess Proceeds, the Parent or such Restricted Subsidiary may apply those Net Proceeds that are not Special Excess Proceeds to the development of Oil and Gas Properties in any geologic basin in which the Parent or any such Restricted Subsidiary owned Oil and Gas Properties as of January 1, 2009.

(2) Any Net Proceeds from any Major Asset Sales that are not applied as provided in Section 4.10(b)(1) hereof shall constitute “Uninvested Proceeds” (and, together with any Special Excess Proceeds, “Major Asset Sale Excess Proceeds”). Except to the extent that Major Asset Sale Excess Proceeds are applied as provided in Section 4.10(b)(6) hereof, on or before:

(a)	the 361st day after a Major Asset Sale, to the extent Net Proceeds other than Special Excess Proceeds are received by the Parent or any of its Restricted Subsidiaries, and provided that the aggregate amount of Uninvested Proceeds (whether from such Major Asset Sale or any other Major Asset Sale during the preceding 360 days) then exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari-passu Indebtedness that may be purchased out of such Uninvested Proceeds, and

(b)

the 30th day after a Major Asset Sale, to the extent Special Excess Proceeds are received by the Parent or any of its Restricted Subsidiaries in connection therewith, the Company will make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari-passu Indebtedness that may be purchased out of such Special Excess Proceeds.

The offer price in any such Asset Sale Offer will be equal to 106.375% of principal amount (if such Asset Sale Offer is made prior to June 1, 2011), 103.188% of principal amount (if such Asset Sale Offer is made on or after June 1, 2011 and prior to June 1, 2012), or 100% of principal amount (if such Asset Sale Offer is made on or after June 1, 2012), plus, in each case, accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash.

(3) If any Major Asset Sale Excess Proceeds remain after consummation of such an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use those Major Asset Sale Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

(4) If the aggregate principal amount of Notes and other pari-passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Major Asset Sale Excess Proceeds, the Trustee will select the Notes and such other pari-passu Indebtedness to be purchased on a pro-rata basis.

(5) Pending the final application of any such Major Asset Sale Excess Proceeds, the Parent or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings under the Credit Agreement or, if such revolving credit borrowings have been reduced to zero, otherwise invest the Net Proceeds in Cash Equivalents in any manner that is not prohibited by this Indenture.

(6) Prior to making any such Asset Sale Offer, the Parent or any such Restricted Subsidiary may also apply all or any part of such Major Asset Sale Excess Proceeds to repay, redeem or repurchase Senior Debt under Credit Facilities; provided that if such Senior Debt is revolving credit Indebtedness, the commitments with respect thereto must be correspondingly reduced and in such event the portion of such Major Asset Sale Excess Proceeds required to be used to make such Asset Sale Offer shall be correspondingly reduced.

Section 2.5 Payments for Consent. The Indenture is hereby amended by deleting Section 4.16 in its entirety. The Holders hereby waive any past or present breach or failure to comply with the provisions of Section 4.16 of the Indenture by the Parent or any of its Subsidiaries.

Section 2.6 Intercreditor Matters. Section 13.02 of the Indenture is hereby amended and restated to read in its entirety as set forth below:

Section 13.02 Intercreditor Agreements.

THIS INDENTURE AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE, THE COMPANY AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF. The Trustee, the Collateral Agent and each Holder of a Note, by its acceptance thereof, acknowledge that the Collateral Agreements may be amended, modified or waived without the consent of the Trustee, the Collateral Holders or the Holders, as and to the extent provided in the Intercreditor Agreement. The Trustee and the Collateral Agent further acknowledge that (a) the Collateral Agent is required, under certain circumstances provided in the Intercreditor Agreement, to enter into additional documents and agreements to confirm that the Intercreditor Agreement applies to restatements and refinancings of the Credit Facilities and (b) the First Priority Agent, the holders of First Priority Claims, the Company, the Parent and certain Subsidiaries of the Parent have entered into the First Lien Intercreditor Agreement relating to their respective claims as first-lien creditors.

Section 2.7 References to Administrative Agent. Each reference to the Administrative Agent in Sections 4.19(b) and 13.04(d) is amended so as to refer to the First Priority Agent instead of the Administrative Agent.

Section 2.8 Intercreditor Agreement. The Trustee and the Collateral Agent are hereby authorized to enter into, on behalf of the Holders of the Notes, an amended and restated Intercreditor Agreement (the “Restated Intercreditor Agreement”) in such form as the Trustee shall, in its reasonable discretion, approve providing for the relative rights and obligations of (a) the lenders under the amended and restated revolving credit facility for the Company, (b) the lenders under the Wayzata Credit Agreement and (c) the Trustee on behalf of the Holders of the Notes with respect to the Collateral and related matters. The Company will deliver to the Trustee and the Collateral Agent an Officers’ Certificate and Opinion of Counsel complying with the terms of Section 11.04, stating that the Trustee and the Collateral Agent are authorized to enter into the Restated Intercreditor Agreement on behalf of the Holders of the Notes, and the Trustee is entitled to rely exclusively on such Officers’ Certificate and Opinion of Counsel. The Restated Intercreditor Agreement shall be substantially in the form attached hereto as Exhibit A, appropriately completed.

Section 2.9 Subsequent Amendments to Collateral Agreements. The Trustee and the Collateral Agent may execute, on behalf of the Holders of the Notes, such amendments and supplements to and restatements of the Collateral Agreements as may be required to comply with the Restated Intercreditor Agreement or the Wayzata Credit Agreement or as may otherwise be required by the administrative agent thereunder in connection therewith, provided that such Subsequent Amendments do not require the consent of each Holder affected in accordance with Section 9.02 of the Indenture. In connection therewith the Company will deliver to the Trustee and the Collateral Agent an Officers’ Certificate and Opinion of Counsel complying with the terms of Section 11.04, stating that the Trustee and the Collateral Agent are authorized to enter into such amendments, supplements or restatements on behalf of the Holders of the Notes, and the Trustee is entitled to rely exclusively on such Officers’ Certificate and Opinion of Counsel.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 3.2 Each of the Company, the Parent, the other Guarantors named herein, the Trustee and the Collateral Agent hereby confirms and reaffirms the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 3.3 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 3.4 All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.5 The recitals contained herein shall be taken as the statements of the Company, the Parent or the other Guarantors named herein, as applicable, and neither the Trustee nor the Collateral Agent assumes any responsibility for their correctness. Neither the Trustee nor the Collateral Agent shall be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company or the Guarantors. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee or the Collateral Agent, whether or not elsewhere herein so provided.

Section 3.6 This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

GASTAR EXPLORATION USA, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and collateral agent

By:	/s/ Deirdre H. Ward
Name:	Deirdre H. Ward
Title:	Vice President

GUARANTORS:

GASTAR EXPLORATION LTD.

By:	/s/ Michael A. Gerlich
Michael A. Gerlich
Vice President and Chief Financial Officer

GASTAR EXPLORATION NEW SOUTH WALES, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

GASTAR EXPLORATION VICTORIA, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

GASTAR EXPLORATION TEXAS, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

GASTAR EXPLORATION TEXAS, LP

By: Gastar Exploration Texas LLC, its general partner

By:	/s/ J. Russell Porter
J. Russell Porter
President

GASTAR EXPLORATION TEXAS LLC

By:	/s/ J. Russell Porter
J. Russell Porter
President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

EXHIBIT A

RESTATED INTERCREDITOR AGREEMENT